Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated May 2, 2014

Fantex, Inc.

On April 28, 2014, several emails were exchanged between Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”) and reporters from each of The New York Times and The Associated Press (together, the “Emails”). The Emails reference the initial public offering of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”) of Fantex, Inc. (the “Offering”), which Offering is covered by the Registration Statement on Form S-1 (File No. 333-192476), as amended (the “Registration Statement”), that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

The emails attached as Annex A were exchanged between the Company and reporter Will Alden of The New York Times on April 28, 2014. The emails attached as Annex B were exchanged between the Company and reporter Michael Liedtke of The Associated Press on April 28, 2014 (the “AP Emails”).

You should consider statements in the Emails or contained herein only after carefully evaluating all of the information in the Company’s Registration Statement and the other documents incorporated by reference into the Registration Statement.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

AP Emails

•                          In the AP Emails, the spokesperson notes that “while the company is not disclosing the exact amount Fantex Holdings purchased, the public purchased the vast majority of the shares.” Fantex Holdings purchased 102,454 shares in the initial public offering of Fantex Series Vernon Davis, while the remaining 318,646 shares were purchased by the public.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the Offering, plans and the trends that may affect the Company or Vernon Davis. The Company generally identifies forward-looking statements by words such as “should,” “expect,” “may,” “will” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offerings will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Emails dated April 28, 2014 between Fantex, Inc. and Will Alden of The New York Times

Publication: New York Times

Reporter: Will Alden

Date: 4/28/14

Email (from Aaron Bensoua/Finn Partners to Will Alden/The New York Times)

Date: 4/28/14

Time: 1:36 PM ET

Hi Will,

Thanks for speaking with us this morning and posting your article. Much appreciated!

Buck did want to send over one point of clarification to this line in your piece:

“While the stock simulates owning a portion of an athlete’s brand, it is actually an ownership interest in Fantex itself, and the company is allowed at anytime to dissolve the tracking stocks and convert them into shares of the management company.”

According to Buck French,

“Per the terms of the tracking series, Fantex is prohibited from converting into common for a period of two years and — even then — conversion would only happen if our independent Board of Directors felt it was in the best interest of all shareholders. Such conversion would also require an independent valuation with shares converting at what was ever deemed as fair market value.”

We just wanted to make sure that came across as accurately as possible. Thanks for your help!

Best,

Aaron

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus. This e-mail will be publically filed with the SEC.

Email (from Will Alden/NYT to Aaron Bensoua/FP)

Date: 4/28/14

Time: 2:16 PM ET

OK I’ll tweak that. Thanks for the note.

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Annex B

Emails dated April 28, 2014 between Fantex, Inc. and Michael Liedtke of The Associated Press

Publication: The Associated Press

Reporter: Michael Liedtke

Date: 4/28/14

Email (from Owen Donnelly/ FP to Michael Liedtke/The Associated Press)

Date: 4/28/14

Time: 2:22PM ET

Hi Michael,

Following up on the state list with the below statement from Fantex in italics.

Currently you are eligible to trade shares of the Fantex Vernon Davis if you live in one of the following States: California, Colorado, Connecticut, Florida, Georgia, Hawaii, Illinois, Louisiana, New Hampshire, New York, Pennsylvania, Rhode Island, South Dakota, Utah, Wisconsin, Wyoming.

To put a fine point on the shares question: While the company is not disclosing the exact amount Fantex Holdings purchased, the public purchased the vast majority of the shares.

Please attribute any quotes around these to Buck.

Thanks,

Owen

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus.

Email (from Michael Liedtke/AP to Owen Donnelly/FP)

Date: 4/28/14

Time: 2:24 PM ET

Thanks, Owen

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